Exhibit 8.1

May 5, 2011

Board of Trustees

RLJ Lodging Trust

3 Bethesda Metro Center

Suite 1000

Bethesda, MD  20814

Ladies and Gentlemen:

We are acting as counsel to RLJ Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with (i) its registration statement on Form S-11, as amended (file no. 333-172011) (the “Registration Statement,” which includes the “Prospectus”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed initial public offering of up to 31,625,000 common shares of beneficial interest (including 4,125,000 common shares of beneficial interest that may be purchased pursuant to the overallotment option), par value $0.01 per share, of the Company, and (ii) the series of transactions related to such initial public offering referred to collectively in the Prospectus as the “formation transactions” under the caption “Structure and Formation of Our Company — Formation Transactions,” including, without limitation:

•                  the merger of RLJ Lodging Fund II, L.P. and RLJ Lodging Fund II (PF #1), L.P. (each a Delaware limited partnership and, collectively, “Fund II”) with and into the Company, with the Company surviving (the “Fund II Merger”), on the terms and subject to the conditions set forth in that certain merger agreement by and among Fund II, the Company, and RLJ Capital Partners II, LLC, a Delaware limited liability company, dated February 1, 2011 (the “Fund II Merger Agreement”),

•                  the merger of RLJ Real Estate Fund III, L.P. and RLJ Real Estate Fund III (PF #1), L.P. (each a Delaware limited partnership and, collectively, “Fund III”), with and into the Company, with the Company surviving (the “Fund III Merger” and, collectively with the Fund II Merger, the “Primary Mergers”), on the terms and subject to the conditions set forth in that certain merger agreement by and among Fund III, the Company and RLJ Capital Partners III, LLC, a Delaware limited liability company, dated February 1, 2011 (the “Fund III Merger

Agreement” and, collectively with the Fund II Merger Agreement, the “Fund Merger Agreements”),

•                  immediately following the Primary Mergers, and as an integrated step in a single plan with the Primary Mergers, the merger of each of the subsidiary real estate investment trusts of Fund II, RLJ Lodging II REIT, LLC and RLJ Lodging II REIT (PF #1), LLC (each, a Delaware limited liability company that has elected to be taxed as a “real estate investment trust” (a “REIT”) within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and, collectively, the “Fund II REITs”), and certain of the subsidiary REITs of Fund III, RLJ Real Estate III REIT, LLC and RLJ Real Estate III REIT (PF #1), LLC (each, a Delaware limited liability company that has elected to be taxed as a REIT for U.S. federal income tax purposes, collectively, the “Fund III REITs,” and, collectively with the Fund II REITs, the “Old REITs”), with and into the Company, with the Company surviving each of the mergers (each, a “Secondary Merger,” and, collectively, the “Secondary Mergers,” and the Secondary Mergers together with the Primary Mergers, the “Integrated Mergers”), on the terms and subject to the conditions set forth in that certain merger agreement by and among the Company and the Fund II REITs, dated April 25, 2011 (the “Fund II REIT Merger Agreement”), and in that certain merger agreement by and among the Company and the Fund III REITs, dated April 25, 2011 (the “Fund III REIT Merger Agreement” and, collectively with the Fund II REIT Merger Agreement, the “REIT Merger Agreements,” and, collectively with the Fund Merger Agreements, the “Merger Agreements”); and

•                  as a result of the Secondary Mergers, the cancellation, for no consideration, of the membership interests acquired by the Company in each of the Old REITs, and the cancellation, in exchange for cash in an amount equal to the current applicable redemption price, of all of the preferred units of each Old REIT.

In connection with the filing of the Registration Statement, we have been asked to provide you with this letter regarding the Company’s qualification as a REIT for U.S. federal income tax purposes and certain other U.S. federal income tax matters.  Capitalized terms used herein, unless otherwise defined in the body of this letter, shall have the meanings set forth in Appendix A.

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and that might result in material modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, the following documents (including all exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof):

(1)                                  the Registration Statement, including the Prospectus;

(2)                                  each of the Merger Agreements, as executed or in draft form;

(3)                                  the Declaration of Trust of the Company, dated as of January 31, 2011, as amended through the date hereof, and the draft form of amended and restated Declaration of Trust of the Company, to be executed prior to the Integrated Mergers (together, the “Articles of Declaration of Trust”);

(4)                                  the draft form of amended and restated agreement of limited partnership to be executed prior to the Integrated Mergers by RLJ Lodging Trust, L.P., a Delaware limited partnership (“RLJ LP”);

(5)                                  the Limited Liability Company Agreement of RLJ Lodging II REIT, LLC, dated April 6, 2006, and the First Amendment thereto, dated October 3, 2006, the Limited Liability Company Agreement of RLJ Lodging II REIT (PF #1), LLC, dated April 6, 2006, and the First Amendment thereto, dated October 3, 2006, the Limited Liability Company Agreement of RLJ Real Estate III REIT, LLC, dated July 27, 2007, and the First Amendment thereto, dated December 17, 2007, and the Limited Liability Company Agreement of RLJ Real Estate III REIT (PF #1), LLC, dated July 27, 2007, and the First Amendment thereto, dated December 17, 2007, all as amended through the date hereof;

(6)                                  the Third Amended and Restated Limited Partnership Agreement of RLJ Lodging Fund II, L.P., dated January 15, 2007, the Second Amended and Restated Limited Partnership Agreement of RLJ Lodging Fund II (PF #1), L.P., dated January 15, 2007, the Second Amended and Restated Limited Partnership Agreement of RLJ Real Estate Fund III, L.P., dated April 3, 2009, and the Second Amended and

Restated Limited Partnership Agreement of RLJ Real Estate Fund III (PF #1), L.P., dated April 3, 2009;

(7)                                  the merger agreement, by and among RLJ Lodging Trust, L.P., a Delaware limited partnership, RLJ Lodging II Master, LLC, a Delaware limited liability company, and RLJ Real Estate III Master, LLC, a Delaware limited liability company, dated April 25, 2011;

(8)                                  the Limited Liability Company Agreement of RLJ Lodging II Master, LLC, dated April 6, 2006, and the Limited Liability Company Agreement of RLJ Real Estate III Master, LLC, dated July 27, 2007;

(9)                                  the Certificate of Incorporation of RLJ III — MH Denver Airport, Inc., dated July 13, 2010, the Amended and Restated Certificate of Formation of RLJ III — C Buckhead, Inc., dated July 19, 2010, and the Amended and Restated Certificate of Formation of RLJ III — EM West Palm Beach, Inc., dated July 16, 2010, all as amended through the date hereof;

(10)                            certain of the Leases; and

(11)                            such other documents as we deemed necessary or appropriate.

The documents referred to in clauses (1) through (11) above are referred to hereinafter as the “Reviewed Documents.”

The opinions set forth in this letter are premised on, among other things, the written representations of the Company, RLJ LP, Fund II, Fund III and the Old REITs contained in a letter to us dated as of the date hereof (the “Management Representation Letter”).  Although we have discussed the Management Representation Letter with the signatories thereto, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We consequently have relied upon the representations and statements set forth in the Reviewed Documents and the Management Representation Letter and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed or obtained representations regarding (and, with your consent, are relying upon) the following:

(i)                                     that (A) all of the representations and statements set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate as if made without such qualification, and that such representation or statement will continue to be correct and accurate, without such qualification, (C) each of the Reviewed Documents that constitutes an agreement, or each agreement described in a Reviewed Document or in the Management Representation Letter, is valid and binding in accordance with its terms, and (D) each of the obligations imposed by or described in the Reviewed Documents or in the Management Representation Letter, including, without limitation, the obligations imposed under the Articles of Declaration of Trust of the Company and the Limited Liability Company Agreements of each of the Old REITs, as amended, has been and will continue to be performed or satisfied in accordance with its terms;

(ii)                                  the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(iii)                               that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

(iv)                              that (A) each of the Primary Mergers and the Secondary Mergers will be consummated in accordance with the applicable Fund Merger Agreement or REIT Merger Agreement, respectively, and in accordance with, and will qualify as a merger under, applicable state law; and (B) each other transaction described as part of the “formation transactions” under the caption “Structure and Formation of Our Company — Formation Transactions” in the Prospectus will be consummated in accordance with the applicable transaction document; and

(v)                                 that, from and after the date of this letter, the Company will comply with its representation contained in the Management Representation Letter that it will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available, but only to the extent available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Registration Statement, including the Prospectus, and the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that:

(1)                                  the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current organization and proposed method of operation (as described in the Registration Statement, including the Prospectus, and the Management Representation Letter), giving effect to the Integrated Mergers, will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2011, and for future taxable years;

(2)                                  commencing with the taxable year ending December 31, 2006, in the case of the Fund II REITS, and December 31, 2007, in the case of the Fund III REITs, each of the Old REITs has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

(3)                                  commencing with the taxable year ending December 31, 2006, in the case of Fund II, and December 31, 2007, in the case of Fund III, each of Fund II and Fund III has been since its formation, and continues to be, treated for U.S. federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation; and

(4)                                  the portions of the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” that describe provisions of applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

* * * * *

The qualification and taxation of each of the Company and the Old REITs as a REIT depends in particular upon whether each of the Leases is respected as a lease for federal income tax purposes.  If one or more Leases are not respected as leases for federal income tax purposes, the Company may fail to qualify as a REIT, or one or more of the Old REITs or the Subsidiary

REITs may be determined to have failed to qualify as a REIT in one or more taxable years.  Following the Integrated Mergers, the failure of one or more of the Old REITs or the Subsidiary REITs to have qualified as a REIT in any year may cause the Company also to fail to qualify as a REIT unless certain requirements are satisfied.  The determination of whether the Leases are leases for federal income tax purposes is highly dependent on specific facts and circumstances.  In addition, for the rents payable under a Lease to qualify as “rents from real property” under the Code, the rental provisions of the Leases and the other terms thereof must conform with normal business practice and not be used as a means to base the rent paid on the income or profits of the lessees.  In delivering the opinions set forth above relating to the qualification and taxation of each of the Company and the Old REITs as REITs under the Code, we expressly rely upon, among other things, the representations in the Management Representation Letter as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases at the times the Leases were originally entered into and subsequently renewed or extended (and taking into account for this purpose changes to the economic and other terms of the Leases pursuant to subsequent amendments), the intent and economic expectations of the parties to the Leases, the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances, the conformity of the rental provisions and other terms of the Leases with normal business practice, the conduct of the parties to the Leases, and the conclusion that such terms are not being, and will not be, used as a means to base the rent paid on the income or profits of the Lessees.  We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes or whether the rental and other terms of the Leases conform with normal business practice (and are not being used as a means to base the rent paid on the income or profits of the Lessees).

The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code and upon the Company, utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.  We have not undertaken to review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof.  We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.  Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Prospectus.  In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

Appendix A

Definitions

“Hotel” means each hotel in which the Company will have, after giving effect to the Integrated Mergers, or any Old REIT has had, before giving effect to the Integrated Mergers, a direct or indirect interest.

“Lease” means any real estate lease pursuant to which an Old REIT or the Company, directly or through a Subsidiary REIT and/or one or more Partnership Subsidiaries, leased or leases a Hotel or other Real Property to a Lessee, taking into account all subsequent amendments, renewals and/or extensions.

“Lessee” mean any TRS Lessee or any other party that leases one or more Hotels or other leased Real Property pursuant to a Lease.

“Master LLC” means either RLJ Lodging II Master, LLC or RLJ Real Estate III Master, LLC.

“Partnership Subsidiary” means any of RLJ LP and each Master LLC, partnership, limited liability company, or other entity treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes in which either the Company, an Old REIT, or a Subsidiary REIT owns (or owned) an interest, either directly or through one or more other partnerships, limited liability companies or other entities treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes (whether or not the interest is (or was) a controlling interest in, or otherwise represents (or represented) the ability to control or direct the operation of, such entity).  Notwithstanding the foregoing, the term “Partnership Subsidiary” shall not in any way be deemed to include a TRS or subsidiaries thereof.

“Real Property” means real property, including interests in real property and interests in mortgages on real property.

“Subsidiary REIT” means any of RLJ III — MH Denver Airport, Inc. (f/k/a Lodgian Denver Inc.), RLJ III — EM West Palm Beach, Inc. (f/k/a Servico Centre Associates, Inc.) and RLJ III — C Buckhead, Inc. (f/k/a Lodgian Buckhead, Inc.)

“TRS” means a “taxable REIT subsidiary,” as described in Section 856(l) of the Code.  Any entity taxable as a corporation in which a TRS of a REIT owns (x) securities possessing more than 35% of the total voting power of the outstanding securities of such entity or (y) securities having a value of more than 35% of the total value of the outstanding securities of such entity shall also be treated as a TRS of such REIT whether or not a separate election is made with respect to such other entity.

A-1

“TRS Lessee” means any lessee of a Hotel that is a TRS.

A-2